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                                                                      EXHIBIT 11



JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES


STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



The weighted average number of common and common share equivalents on a basic and diluted basis are as follows:

                                                                          YEAR ENDED
                                                       JANUARY 1,         JANUARY 2,          JANUARY 3,
                                                          2000               1999                1998
                                                       ----------         ----------          ----------
Weighted average common shares outstanding                10,722             10,722             10,562

Shares issued from assumed exercise of
           Incentive stock options                            --                135                211

Shares issued from assumed exercise of
           Nonqualified stock options(1)                      30                 28                 58
                                                        --------           --------           --------

Weighted average number of shares outstanding,
           As adjusted                                    10,752             10,885             10,831
                                                        ========           ========           ========

Loss from continuing operations                         $ (8,008)          $   (608)          $ (8,622)

Loss from discontinued operations                             --                 --                126
                                                        --------           --------           --------

Net Loss                                                $ (8,008)          $   (608)          $ (8,496)

Dividends on Preferred Stock                                  --                 --                (82)
                                                        --------           --------           --------

Net Loss available to common stockholders               $ (8,008)          $   (608)          $ (8,578)
                                                        ========           ========           ========
Earnings (Loss) per common share-basic:

           Loss from continuing operations              $   (.75)          $   (.06)          $   (.82)

           Discontinued operations                            --                 --                .01
                                                        --------           --------           --------

Loss per common share                                   $   (.75)          $   (.06)          $   (.81)
                                                        ========           ========           ========

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(1)      Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options.

Note: Earnings per share is not presented on a diluted basis as the effect of potentially dilutive securities was either anti-dilutive due to net losses or immaterial for the periods presented.